Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

January 3, 2007

China Medical Technologies, Inc.

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States counsel to China Medical Technologies, Inc., a Cayman Islands exempted company incorporated with limited liability (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of $150,000,000 aggregate principal amount of 3.5% Convertible Senior Subordinated Notes due 2011 (the “Securities”) and ordinary shares, par value $0.10 per share, of the Company (“Ordinary Shares”) underlying the American Depositary Shares into which the Securities are convertible, for resales by the holders of the Securities, pursuant to the Company’s obligations under a registration rights agreement dated as of November 21, 2006 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities were issued under an indenture (the “Indenture”) dated as of November 21, 2006 among the Company, Wilmington Trust Company, as trustee (the “Trustee”), and Citibank, N.A., as initial agent (the “Initial Agent”).

In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement, (ii) the Indenture, and (iii) a form of the Securities.

In rendering the opinion described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the transactions related to the issuance of the Securities will be consummated in accordance with the terms of the documents described herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption “Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP